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                                                                 Exhibit 10.(a)


August 19, 1998

Via Facsimile and Airborne Express

Mr. Robert A. Lange
Sr. Vice President
Lindner Funds
7711 Carendolet Avenue, Suite 700
St. Louis MO  63105

Re:  Redemption of Series C Preferred Stock

Dear Mr. Lang:

This Letter Agreement set forth the terms and conditions under which the parties have agreed for Interleaf to redeem the Series C Preferred Stock.

Reference is made to the Series C Preferred Stock Purchase Agreement between Lindner Investments and Interleaf, Inc. ("Interleaf" or the "Company") dated October 14, 1996 (the "Investment Agreement") pursuant to which Interleaf issued and sold 1,010,348 shares of Series C Preferred Stock, $.10 par value (the "Series C Shares") to the Lindner Growth Fund (505,174 shares) and the Lindner Dividend Fund (505,174 shares) (collectively, the "Lindner Funds").

Our agreement is as follows:

1) Redemption. Interleaf agrees to redeem and purchase, and the Lindner Funds agree to sell, the Series C Shares at a price of $3.04 per share, or $3,071,458 in the aggregate (the "Purchase Price").

2) Closing. The Purchase Price shall be paid to the Lindner Funds and the Series C Shares shall be transferred to Interleaf within forty-five (45) days following the date on which the Company's Board of Directors approves the terms of this Agreement, but no later than October 9, 1998. The closing of this transaction (the "Closing") may be effected via courier, wire transfer or other means of exchange, as agreed.

3) Release: Upon delivery of the Series C Shares to Interleaf and payment of the Purchase Price to the Lindner Funds, each of Interleaf and the Lindner Funds agrees (i) that the Investment Agreement shall be terminated and of no further force or effect, and (ii) to release and discharge the other party and its respective directors, officers, employees, agents and representatives from and against any and all liabilities, costs, obligations, claims, damages and expenses of every kind and nature arising under, or in connection with the transactions contemplated, by the Investment Agreement.

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                                                                Mr. Robert Lange
                                                                 August 19, 1998
                                                                          Page 2

4)   Acknowledgement. Each of the Lindner Funds acknowledges and agrees:

     a) It has received or obtained and had the opportunity to review copies of all reports and other materials which have been filed by the Company pursuant to the Securities Exchange Act of 1934 since the date of the Investment Agreement, including without limitation copies of Interleaf's 1998 Annual Report to Shareholders, Annual Report on Form 10-K for the year ended March 31, 1998, Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and its Proxy Statement dated July 28, 1998.

     b) It has had full and adequate opportunity to investigate the condition of the Company and its business, and they are satisfied with the results of its inquiries. Interleaf has provided to and discussed with the Lindner Funds such information as the Lindner Funds has requested (to the extent available) regarding the financial results of Interleaf for the quarter ended June 30,1998, and the current operations, financial condition and plans of Interleaf. Each of the Lindner Funds represents and warrants that, in selling the Series C Shares, it has not relied on any information or representations or warranties of Interleaf or its directors, officers or agents regarding the Company, its officers, financial condition, business and prospects, or the terms of its sale of the Series C Shares.

     c) It is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

     d) It has full and sufficient power and authority and has obtained all approvals required, and has complied with all requirements and all reporting obligations applicable under the Federal securities laws, with respect to this transaction.

5)   Miscellaneous.

     a) Each party will keep the terms, conditions and existence of this Letter Agreement strictly confidential, and not disclose such information to any person for any reason except to such of their respective accountants, attorneys and advisors to whom such disclosure is necessary in order to consummate this transaction, and who have agreed in writing to protect such confidentiality. Provided, that Interleaf may issue a press release or otherwise disclose the terms of this Agreement as and when Interleaf determines such disclosure is required under applicable securities laws.

     b) As part of the Closing, the parties will execute such instruments of transfer, mutual releases and other documents and agreements as are necessary or appropriate in connection with this transaction.


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                                                                Mr. Robert Lange
                                                                 August 19, 1998
                                                                          Page 3

     c) This Letter Agreement is the legal, valid and binding obligation of Interleaf and each of the Lindner Funds, enforceable in accordance with its terms. Provided, however, Interleaf's obligations are subject to approval of its Board of Directors, scheduled for August 24, 1998.

     d) This Letter Agreement amends and, to the extent inconsistent with, supercedes the Investment Agreement. In the event of any conflict between the terms of this Letter Agreement and the terms of the Investment Agreement, the terms of this Letter Agreement shall control.

     e) This Letter Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Each party irrevocably consents to jurisdiction and venue in the appropriate state and federal courts closest to the other party's principal place of business and covenants to not assert forum non conveniens in any action between the parties. Each party agrees that, in the event it beaches its obligations hereunder, the other party shall be entitled to obtain specific performance or other equitable relief, in addition to its other remedies, and damages.

Please indicate the agreement of the Lindner Funds to the foregoing terms and conditions by obtaining their authorized signatures where provided below.

I look forward to closing this transaction.

Very truly yours,

Interleaf, Inc.


By:  /s/ Jaime W. Ellertson
     -----------------------
     Jaime W. Ellertson, CEO

AGREED:

         Lindner Growth Fund               Lindner Dividend Fund


By:      /s/ Robert A. Lange               By:      /s/ Eric E. Ryback

Name:    Robert A. Lange                   Name:    Eric E. Ryback

Title:   Senior Vice President             Title:   President

Date:    August 21, 1998                   Date:    August 21, 1998